Exhibit 99.1

NEWS RELEASE	June 19, 2007

For more information, contact:

Kirk Whorf, Executive Vice President and Chief Financial Officer

kwhorf@northstatebank.com 919-645-2707

Larry D. Barbour, President and Chief Executive Officer

919-645-2703

NORTH STATE BANCORP ANNOUNCES

50% STOCK SPLIT

Three-for-two stock split represents the seventh split since North State Bank opened in 2000.

Raleigh, NC… North State Bank President and CEO Larry D. Barbour announced the board of directors of North State Bancorp [OTC-BB: NSBC], the holding company for North State Bank, has voted to effect a 50% stock split. Additional shares created by the split will be distributed on July 12, 2007 to shareholders of record as of June 28, 2007, who will receive one additional share for every two shares owned.

“After seven years of sound and profitable growth and clear strategic thinking and planning for our future, we believe the additional shares created from the stock split will help us achieve our goal of additional liquidity for our current investors and a broader shareholder base in the future,” said Barbour.

As of March 31, 2007, North State Bancorp had total assets of $480 million. North State Bank focuses on total banking relationships with professional firms, professionals, property management companies, churches, and individuals who value a mutually beneficial banking relationship.

Founded in 2000, North State is a full-service community bank, serving Wake and New Hanover counties through five full-service Wake County offices and through one loan production office in New Hanover County. Plans are being developed to open a new full-service office at 16 W. Martin Street in Raleigh in the third quarter 2007. Construction is underway for a full-service office at 1411 Commonwealth Drive in Wilmington to open in the fourth quarter 2007.

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North State Bancorp is listed on the OTC electronic bulletin board under the symbol “NSBC.”

www.northstatebank.com

This news release contains forward-looking statements. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including substantial changes in financial markets, our ability to manage growth, regulatory changes, changes in interest rates, loss of deposits and loan demand to other savings and financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.